PUT/CALL OPTION AGREEMENT

AMONG

TASEKO MINES LIMITED

AND

THE LIMITED PARTNERS FROM TIME TO TIME OF THE GIBRALTAR
RECLAMATION TRUST LIMITED PARTNERSHIP, AS REPRESENTED BY THEIR
AGENT AND ATTORNEY, GIBRALTAR RECLAMATION TRUST LIMITED

December 30, 2003

PUT/CALL OPTION AGREEMENT

THIS AGREEMENT made as of the 30th day of December, 2003

AMONG:

TASEKO MINES LIMITED, a company incorporated under the laws of British Columbia and having its principal place of business in Vancouver, British Columbia

(“Taseko”)

AND:

The LIMITED PARTNERS from time to time of the GIBRALTAR RECLAMATION TRUST LIMITED PARTNERSHIP (the “Gibraltar LP”), as represented by their agent and attorney GIBRALTAR RECLAMATION TRUST LIMITED (“GRT Ltd.”), the GENERAL PARTNER OF THE PARTNERSHIP

(the “Limited Partners”)

BACKGROUND:

A.
Gibraltar, a wholly-owned subsidiary of Taseko, owns the Gibraltar Mine (this term and all other defined terms in these Recitals are defined below) which has been inactive since 1998, due to low copper prices.

B.	Gibraltar and the Gibraltar LP believe that, as a result of recent and anticipated increases in the price of copper, the operation of the Gibraltar Mine will soon become economic.

C.	Gibraltar and Gibraltar LP have agreed pursuant to the Joint Venture Agreement to fund and carry out the work necessary to re-start the Gibraltar Mine.

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of $10 now paid by each party to the other (the receipt and sufficiency of which is hereby acknowledged) and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1               Definitions.

In this Agreement, unless there is something in the subject matter inconsistent therewith:

(a)	“Affiliate” has the meaning ascribed thereto in the Securities Act (British Columbia);

(b)
“Alternate Transaction” means the public announcement of any amalgamation, merger or other form of business combination involving Taseko, any sale, lease, exchange or transfer of all or a substantial portion of the assets of Taseko (on a consolidated basis), or any takeover bid, reorganization, recapitalization, liquidation or winding-up of or other business combination or transaction involving Taseko with any Person;

(c)	“Arrangement” has the meaning set forth in Section 4.1;

(d)	“Associate” has the meaning ascribed thereto in the Securities Act (British Columbia)

(e)	“Business Day” means any day other than a Saturday, Sunday or a day that is a statutory holiday in British Columbia;

(f)	“Call Option” has the meaning set forth in Section 2.1;

(g)	“Call Option Closing” has the meaning set forth in Section 2.7;

(h)	“Call Option Closing Date” has the meaning set forth in Section 2.7

(i)	“Call Option Exercise Price” has the meaning set forth in Section 2.3;

(j)
“Call Option Notice” means the written notice by Taseko to GRT Ltd., as agent for and on behalf of the Limited Partners, of its intention to exercise the Call Option, as further defined in Section 2.2;

(k)	“Call Option Period” means from and including March 1, 2004 to and including December 31, 2004;

(l)	“Change of Control” means:

(i)
the acquisition by any Person or by Persons acting jointly or in concert (“acting jointly or in concert” as defined in Securities Act (British Columbia) as at the date of this Agreement) of a sufficient number of the voting rights attached to all outstanding voting securities of Taseko to affect materially the control of Taseko;

(ii)
the acquisition by any Person or by Persons acting jointly or in concert of any right, option, warrant, convertible security or similar securities, that, if exercised, would give such Person or Persons a sufficient number of the voting rights attached to all outstanding voting securities of Taseko to materially affect the control of Taseko; or

(iii) a change of the composition of 50% or more of the board of directors of Taseko, unless such change is approved by the existing board of directors of Taseko,

and for purposes of the foregoing, the holding of more than 20% of the outstanding voting securities of Taseko (or rights, options, warrants, convertible securities or similar securities that entitle the holders thereof, if exercised or converted or otherwise as the case may be, to hold more than 20% of the voting securities of Taseko) will be deemed, in the absence of evidence to the contrary, to be a sufficient number of voting securities of Taseko to materially affect the control of Taseko;

(m)	“Circular” has the meaning set forth in Section 4.2(b);

(n)	“Company Act” means the Company Act (British Columbia), as amended or replaced from time to time;

(o)
“Contribution” means the actual contribution of up to $32,700,000 made by Gibraltar LP to settle the Gibraltar Reclamation Trust pursuant to the Gibraltar Reclamation Trust Indenture and pursuant to the Joint Venture Agreement;

(p)	“Disinterested Limited Partners” means the Limited Partners who are not directors, officers, employees or consultants of Taseko or any Affiliate of Taseko or any Associate of any such Person;

(q)
“Extraordinary Resolution” means a resolution passed, at a duly constituted meeting of the Limited Partners, or any adjournment thereof, by Disinterested Limited Partners holding not less than 66 2/3% of the Units voted in respect of such resolution, or a resolution consented to in writing by Disinterested Limited Partners representing not less than 66 2/3% of the Units outstanding who would have been entitled to vote on the resolution at a meeting of Limited Partners duly called and constituted;

(r)	“Final Order” has the meaning set forth in Section 4.2(d);

(s)	“Financial Statements” has the meaning set forth in Section 5.1(o);

(t)	“Gibraltar” means Gibraltar Mines Ltd.;

(u)	“Gibraltar LP” means Gibraltar Reclamation Trust Limited Partnership;

(v)	“Gibraltar Mine” means the mine located 17 Kilometres Northeast of McLeese Lake, near Williams Lake, British Columbia, in the Cariboo Mining Division of British Columbia;

(w)	“Gibraltar Reclamation Trust” means a “qualifying environmental trust” within the meaning of the Income Tax Act (Canada) established to secure and carry out reclamation obligations in respect of Gibraltar Mine, as established pursuant to the terms and conditions of the Gibraltar Reclamation Trust Indenture;

(x)	“Gibraltar Reclamation Trust Indenture” means the Gibraltar reclamation trust indenture among Gibraltar, Gibraltar LP, the Trustee and the Province dated December of 2003;

(y)	“GRT Ltd.” means Gibraltar Reclamation Trust Limited, the General Partner of the Gibraltar LP;

(z)	“Interim Order” has the meaning set forth in Section 4.2(a);

(aa)	“Joint Venture Agreement” means the joint venture agreement between Gibraltar and Gibraltar LP dated as of December of 2003;

(bb)	“Limited Partners” means the limited partners of Gibraltar LP;

(cc)	“Material Default” has the meaning set forth in Section 1.1(n) of the Joint Venture Agreement;

(dd)	“Minimum Price” has the meaning set forth in Section 3.4;

(ee)
“Person” means any individual, partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, trust, trustee, executor, administrator, or other legal personal representatives, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted;

(ff)	“Province” means Her Majesty the Queen in Right of the Province of British Columbia, as represented by the Minister of Energy and Mines;

(gg)	“Public Record” has the meaning set forth in Section 5.1(l);

(hh)	“Put Option” has the meaning set forth in Section 3.1;

(ii)	“Put Option Closing” has the meaning set forth in Section 3.7;

(jj)	“Put Option Closing Date” has the meaning set forth in Section 3.7;

(kk)	“Put Option Exercise Price” has the meaning set forth Section 3.3;

(ll)
“Put Option Notice” means the written notice by GRT Ltd., as agent and attorney on behalf of the Limited Partners, to Taseko of its intention to exercise the Put Option, as further defined in Section 3.2;

(mm)
“Put Option Period” means from and including April 1, 2004, unless prior to such date an Alternative Transaction, Change of Control or Material Default occurs in which case such period commences immediately upon the happening of such event, to and including December 31, 2004 (provided that in the event of an

Alternative Transaction that is not completed prior to April 1, 2004, the Put Option Period will continue to December 31, 2004 and the Put Option will be deemed not to have been exercised);

(nn)	“Reporting Jurisdictions” has the meaning set forth in Section 5.1(e);

(oo)	“Taseko Meeting” has the meaning set forth in Section 4.2(a);

(pp)	“Taseko Shareholders” has the meaning set forth in Section 4.2(a);

(qq)
“Taseko Shares” means the Common shares in the capital of Taseko, as constituted as of the date hereof, and any shares of Taseko into which such shares may be converted, exchanged or otherwise changed from time to time, and the shares of any successor to Taseko for which such Taseko Shares may be exchanged as a result of any amalgamation, merger, consolidation, arrangement or other form of corporate reorganization;

(rr)	“Triumvir” means Triumvir Capital Corporation;

(ss)	“Trustee” means HSBC Trust Company (Canada); and

(tt)	“Units” means the units of Gibraltar LP.

1.2	Interpretation.

For the purposes of this Agreement, except as otherwise provided herein:

	(a)	“this Agreement” means this put/call agreement;

(b)
all references in this Agreement to a designated article, section, subsection, paragraph, or other subdivision, is to the designated article, section, subsection, paragraph or other subdivision of this Agreement unless otherwise specifically stated;

	(c)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or other subdivision;

	(d)	the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable to a body corporate;

(e)
the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto);

(f)
the headings to the sections of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(g)	any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity; and

(h)
the parties acknowledge that this Agreement is the product of arm’s length negotiation between the parties, each having obtained its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any party irrespective of which party was responsible for drafting this Agreement.

1.3               Proper Law.

This Agreement will be construed and enforced in accordance with, and the rights of the parties will be governed by the laws of British Columbia and the laws of Canada applicable therein.

ARTICLE 2

CALL OPTION

2.1               Grant of Call Option.

The Limited Partners hereby grant to Taseko an option to purchase all, but not less than all, of the issued Units (the “Call Option”) during the Call Option Period for the Call Option Exercise Price pursuant to the provisions of this Article 2, which Call Option may be exercised by Taseko at its absolute discretion. Taseko has the further right to exercise the Call Option pursuant to Section 3.9.

2.2               Exercise of Call Option.

The Call Option may be exercised by Taseko providing to GRT Ltd., as agent on behalf of the Limited Partners, written notice stating Taseko’s intention to exercise the Call Option (the “Call Option Notice”) and indicating whether the Call Option Exercise Price will be paid in cash pursuant to Section 2.4(a) or in Taseko Shares pursuant to Section 2.4(b) to GRT Ltd., as agent on behalf of the Limited Partners. If Taseko has not advised GRT Ltd. of the manner in which it will pay the Call Option Exercise Price, prior to the Call Option Closing Date, Taseko will be deemed to have elected to pay the Call Option Exercise Price pursuant to Section 2.4(b).

2.3               Exercise Price.

Upon exercise of the Call Option, the exercise price (the “Call Option Exercise Price”) payable by Taseko to the Limited Partners for all of the Units will be 130% of the Contribution.

2.4               Payment of Call Option Exercise Price.

The Call Option Exercise Price will be payable, at the option of Taseko, to the Limited Partners either by:

(a)	a cash payment in the form of a certified cheque, bank draft or solicitor’s trust cheque; or

(b)
the allotment and issuance to the Limited Partners of Taseko Shares, valued at the prevailing ten-day average closing price weighted by volume as quoted on TSX Venture Exchange for the period ending on the day immediately prior to Taseko’s election to exercise the Call Option.

2.5               Termination.

The Call Option will terminate if it has not been exercised by Taseko during the Call Option Period.

2.6               Acknowledgement by the Limited Partners.

Subject to Article 4, GRT Ltd., as agent on behalf of the Limited Partners, hereby acknowledges and agrees that, if, as and when Taseko elects to pay the Call Option Exercise Price with Taseko Shares, such shares may be subject to the applicable Canadian statutory hold period of four months calculated from the date of this Agreement. The Taseko Shares issued on the exercise of the Call Option will not be tradeable in the United States or through the OTCBB.

2.7               Call Option Closing.

The closing of the exercise of the Call Option (the “Call Option Closing”) will occur on a date (the “Call Option Closing Date”) agreed to in writing by the parties hereto, and failing such agreement, on a date which is not more than 10 days following receipt by GRT Ltd., as agent on behalf of the Limited Partners, of the Call Option Notice. Notwithstanding the forgoing, if Taseko undertakes an Arrangement pursuant to Article 4, the Call Option Closing will occur within the reasonable time required for completion of such Arrangement.

2.8               Call Option Closing Procedure.

The Call Option Closing will take place at the offices of Davis & Company, at 2800 Park Place, 666 Burrard Street, Vancouver, British Columbia at 9:00 a.m. (Vancouver Time) on the Call Option Closing Date. On or before the Call Option Closing Date, unless otherwise indicated:

(a)	Taseko will deliver, or cause to be delivered to GRT Ltd., as agent for the Limited Partners, the following:

(i)
if the Call Option Exercise Price is being paid pursuant to Section 2.4(a), a certified cheque, bank draft or solicitor’s trust cheque payable to GRT Ltd. in the amount of the Call Option Exercise Price; or

(ii)
if the Call Option Exercise Price is being paid pursuant to Section 2.4(b) or deemed to be so paid, share certificates representing the Taseko Shares registered in the name of the respective Limited Partners pursuant to the direction of GRT LP, as agent for the Limited Partners; and

(iii)
a copy, certified as a true copy by an officer of Taseko, of a resolution of the directors of Taseko approving the issuance and allotment of the Taseko Shares to the Limited Partners and authorizing the issue of the corresponding share certificates;

(b)	GRT LP, as agent for the Limited Partners, will deliver, or cause to be delivered to Taseko:

	(i)	if the Call Option Exercise Price is being paid pursuant to Section 2.4(b):

A.
at least three days before the Closing Date, a written direction confirming the number of Taseko Shares that each Limited Partner is entitled to based on the number of Units held by each such Limited Partner immediately prior to the Call Option Closing Date; and

		B.	originals of all Unit certificates and such other documentation showing that Taseko is acquiring good title, free of encumbrances to the Units, as Taseko may reasonably require;

	(ii)	a receipt confirming the delivery of the Call Option Exercise Price by Taseko to GRT Ltd., as agent on behalf of the Limited Partners; and

	(iii)	confirmation that the representations and warranties set out in Section 5.2 are true and correct on the Closing Date.

ARTICLE 3

PUT OPTION

3.1               Grant of Put Option.

Taseko hereby grants to GRT Ltd., as agent and on behalf of the Limited Partners, a put option entitling the Limited Partners, by Extraordinary Resolution, to require Taseko to purchase all, but not less than all, of the outstanding Units (the “Put Option”) during the Put Option Period for the Put Option Exercise Price.

3.2               Exercise of Put Option.

The election to exercise the Put Option will be determined by Extraordinary Resolution, which resolution will be binding upon all of the Limited Partners, regardless of whether or not they voted or were entitled to vote in favour of the resolution. The Put Option will be exercised by GRT Ltd., as agent for and on behalf of the Limited Partners, providing to Taseko written notice stating the intention of the Limited Partners to exercise the Put Option (the “Put Option Notice”). Taseko will advise GRT Ltd., as agent on behalf of the Limited Partners, in writing of the manner in which the Put Option Exercise Price will be paid by Taseko to GRT Ltd., as agent on behalf of the Limited Partners, pursuant to Section 3.4 prior to the Put Option Closing Date. If Taseko has not advised GRT Ltd. of the manner in which it will pay the Put Option Exercise Price prior to the Put Option Closing Date, Taseko will be deemed to have elected to pay the Put Option Exercise Price pursuant to Section 3.4(b).

3.3               Put Option Exercise Price.

The exercise price for the Put Option (the “Put Option Exercise Price”) will be the fair market value of the Units on the date that the Put Option Notice is received by Taseko, such fair market value as determined by an independent business valuator (the “Valuator”) jointly appointed by Taseko and Triumvir to determine the fair market value of such Units. In the event that Taseko and Triumvir cannot agree on a Valuator for the purposes of this Section 3.3 within fifteen days following the receipt of the Put Option Notice, then each of Triumvir, as agent on behalf of the Limited Partners, and Taseko will select their own Valuator and the Put Option Exercise Price will be the average of the valuations of the two Valuators. The cost of the valuation in the event that one Valuator is used will be shared between the parties, in the event that two Valuators are used, each party will pay the cost of their own Valuator. In determining fair market value, the Valuator or Valuators, as the case may be, will use the discounted cashflow method, together with and such other valuation methods as considered appropriate by the Valuator or Valuators, as the case may be.

3.4               Payment of Put Option Exercise Price.

The Put Option Exercise Price will be payable at the option of Taseko by either:

(a)	a cash payment in the form of a certified cheque, bank draft or solicitor’s trust cheque; or

(b)	the allotment and issuance to the Limited Partners of Taseko Shares, valued as follows:

(i)
if the Taseko Shares are free trading, such shares will be valued at the prevailing ten-day average closing price weighted by volume as quoted on TSX Venture Exchange for the period ending on the day immediately prior to the delivery by GRT Ltd., as agent on behalf of the Limited Partners, to Taseko of the Put Option Notice; and

(ii) if the Taseko Shares are subject to a statutory hold period, such shares will be valued at the prevailing ten-day average closing price weighted by volume as quoted on TSX Venture Exchange for the period ending on the day immediately prior to the delivery by GRT Ltd., as agent on behalf of the Limited Partners, to Taseko of the Put Option Notice, less such maximum discount in respect of the Taseko Shares as at the date of the exercise of the Put Option corresponding to the “Discounted Market Price” definition of the TSX Venture Exchange, pro-rated to reduce such Discounted Market Price in proportion to the number of whole months remaining in the hold period and assuming the maximum discount is applicable to a four month hold period, subject in both cases to a minimum price (the “Minimum Price”) for the Taseko Shares equal to the closing trading price of the Taseko Shares on the date on which this Agreement is executed and the transaction contemplated by this Agreement is announced by Taseko by way of press release.

3.5               Termination.

The Put Option will terminate if it has not been exercised by GRT Ltd., as agent on behalf of the Limited Partners, during the Put Option Period.

3.6               Acknowledgement by the Limited Partners.

Subject to Article 4, GRT Ltd., as agent on behalf of the Limited Partners, hereby acknowledges and agrees that if Taseko elects to pay the Put Option Exercise Price with Taseko Shares pursuant to Section 3.4(b), such Taseko Shares may be subject to the applicable Canadian statutory hold period of four months calculated from the date of this Agreement. The Taseko shares issued on the exercise of the Put Option will not be tradeable in the United States or through the OTCBB.

3.7                Put Option Closing.

The closing of the exercise of the Put Option (the “Put Option Closing”) will occur on a date (the “Put Option Closing Date”) agreed to in writing by the parties hereto, which is not more than 10 days following the later of receipt by Taseko of the Put Option Notice and the date the valuation of the Units pursuant to Section 3.3 is settled by the Valuator or Valuators, as the case may be. The Put Option Closing Date may be extended by any period reasonably necessary to obtain TSX Venture Exchange acceptance or with the written consent of all the parties hereto. Notwithstanding the forgoing, if Taseko undertakes an Arrangement pursuant to Article 4, the Put Option Closing will occur within the reasonable time required for completion of such Arrangement.

3.8               Put Option Closing Procedure.

The Put Option Closing will take place at the offices of Davis & Company, at 2800 Park Place, 666 Burrard Street, Vancouver, British Columbia at 9:00 a.m. (Vancouver Time) on the Put Option Closing Date. At the Put Option Closing Date, unless otherwise indicated:

(a)	Taseko will deliver, or cause to be delivered to GRT Ltd., as agent for the Limited Partners, the following:

(i)
if the Put Option Exercise Price is being paid pursuant to Section 3.4(a), a certified cheque, bank draft or solicitor’s trust cheque payable to GRT Ltd. in the amount of the Put Option Exercise Price; or

(ii)
if the Put Option Exercise Price is being paid pursuant to Section 3.4(b) or deemed to be so paid, share certificates representing the Taseko Shares registered in the name of the respective Limited Partners pursuant to the direction of GRT Ltd., as agent for the Limited Partners; and

(iii)
a copy, certified as a true copy by an officer of Taseko, of a resolution of the directors of Taseko approving the issuance and allotment of the Taseko Shares to the Limited Partners and authorizing the issue of the corresponding share certificates;

(b)	GRT Ltd., as agent for the Limited Partners, will deliver, or cause to be delivered to Taseko:

	(i)	if the Put Option Exercise Price is being paid pursuant to Section 3.4(b):

A.
at least three days before the Closing Date, a written direction confirming the number of Taseko Shares that each Limited Partner is entitled to based on the number of Units held by each such Limited Partner immediately prior to the Put Option Closing Date; and

		B.	originals of all Unit certificates and such other documentation showing that Taseko is acquiring good title, free of encumbrances to the Units, as Taseko may reasonably require;

	(ii)	a receipt confirming the delivery of the Put Option Exercise Price by Taseko to GRT Ltd.;

(iii)
a certificate of an officer of GRT Ltd. confirming there has been no material changes in the Partnership since the date of the valuation or agreement respecting the valuation pursuant to Section 3.3; and

	(iv)	confirmation that the representation and warranties set out in Section 5.2 are true and correct on the Closing Date.

3.9               Pre-emptive Right of Taseko

In the event that GRT Ltd., as agent for and on behalf of the Limited Partners, has delivered the Put Option Notice pursuant to an election to exercise the Put Option on the occurrence of an Alternative Transaction, the Limited Partners hereby grant to Taseko the right during five days from the date of receipt by Taseko of the Put Option Notice from GRT Ltd., to elect to exercise the Call Option and, in the event that Taseko so exercises the Call Option prior to the expiry of such five day period, the Put Option Notice will be cancelled and GRT Ltd.’s exercise of the Put Option will be revoked and will be null and void.

3.10               Put Option Anti-dilution

(a)	If and whenever at any time and from time to time Taseko will:

	(i)	subdivides, redivides or changes its then outstanding Taseko Shares into a greater number of Taseko Shares;

	(ii)	reduces, combines or consolidates or changes its then outstanding Taseko Shares into a lesser number of Taseko Shares; or

(iii)
issues Taseko Shares (or securities exchangeable or convertible into Taseko Shares) to the holders of all or substantially all of its then outstanding Taseko Shares by way of stock dividend or other distribution (any of such events being herein called “Common Share Reorganization”), the Minimum Price will be adjusted effective immediately after the record date at which the holders of Taseko Shares are determined for the purpose of the Common Share Reorganization by multiplying the Minimum Price in effect on such record date by the quotient obtained when:

A.
the number of Taseko Shares outstanding after the completion of such Common Share Reorganization (but before giving effect to the issue of any Taseko Shares issued after such record date otherwise than as part of such Common Share Reorganization) including, in the case where securities exchangeable or convertible into Taseko Shares are distributed, the number of Taseko Shares that would have been outstanding had such securities been exchanged for or converted into Taseko Shares on such record date, is divided by:

		B.	the number of Taseko Shares outstanding on such record date before giving to the Common Share Reorganization.

(b)
If and whenever at any time Taseko will fix a record date for the making of a distribution (including a distribution by way of stock dividend) to the holders of all or substantially all of its outstanding Taseko Shares of:

	(i)	shares of Taseko of any class other than Taseko Shares (and shares convertible into Taseko Shares referred to in subclause (a);

	(ii)	evidence of its indebtedness (excluding indebtedness convertible into Taseko Shares referred to in subclause (a)); or

(iii)	assets (other than with respect to (b)(i), (b)(ii) and (b)(iii) above and a Common Share Reorganization),

(any such event herein called a “Special Distribution”) then, in each such case, the Minimum Price will be adjusted effective immediately after the record date at which the holders of Taseko Shares are determined for the purposes of the Special Distribution by multiplying the Minimum Price in effect in such record date by the quotient obtained when:

A.
the product obtained when the number of Taseko Shares outstanding on the record date is multiplied by the prevailing ten-day average closing price weighted by volume for the Taseko Shares as quoted on TSX Venture Exchange for the period ending on the day immediately prior such record date, is divide by:

B.
the difference obtained when the amount by which the aggregate fair market value (as determined by the board of directors, which determination will be conclusive) of the shares, rights, options, warrants, evidences of indebtedness or assets, as the case may be, distributed in the Special Distribution exceeds the fair market value (as determined by the board of directors, which determination will be conclusive) of the consideration, if any, received therefor by Taseko, is subtracted from the product obtained when the number of Taseko Shares outstanding on the day immediately prior to the public announcement of such Special Distribution is multiplied by the prevailing ten-day average closing price weighted by volume for the Taseko Shares, as quoted on TSX Venture Exchange for the period ending on the day immediately prior such record date, provided that no such adjustment will be made if the result of such adjustment would be to decrease the Minimum Price in effect immediately before such record date. Any Taseko Shares owned by or held for the account of Taseko will be deemed not to be outstanding for the purpose of any such computation. Such adjustment will be made successively whenever such a record date is fixed. To the extent that such distribution is not made, the Minimum Price will be readjusted effective immediately to the Minimum Price which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or assets equally distributed.

ARTICLE 4

ARRANGEMENT

4.1               Covenant to Undertake Arrangement

4.2               Addition Covenants of Taseko

If Taseko undertakes an Arrangement pursuant to Section 4.1, Taseko covenants and agrees as soon as reasonably practicable in order to implement the Arrangement:

(a)
to apply to the British Columbia Supreme Court pursuant to the applicable sections of the Company Act, as the case may be, for the interim order (the “Interim Order”) providing for, among other things, the calling and holding of a meeting (the “Taseko Meeting”) of the shareholders of Taseko (the “Taseko Shareholders”) for the purpose of considering and approving the Arrangement;

(b)
to prepare the information circular (the “Circular”) in respect of the Arrangement together with any other documents required by applicable securities law in connection with the Arrangement and cause the Circular and other documentation required in connection with the Taseko Meeting to be sent to each Taseko Shareholder and filed as required by the Interim Order or applicable laws;

(c)
to ensure that the Circular complies with all applicable laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by GRT Ltd., as agent on behalf of the Limited Partners). Without limiting the generality of the foregoing, Taseko will ensure that the Circular provides the Taseko Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Taseko Meeting;

(d)
if approval by the Taseko Shareholders is obtained, take the necessary steps to submit the Arrangement to the British Columbia Supreme Court and apply for a final order (the “Final Order”) of such court approving the Arrangement;

(e)
subject to obtaining the Final Order, file the Final Order with the British Columbia Registrar of Companies, together with such other documents as may be required under the Company Act to give effect to the Arrangement; and

(f)
to obtain all orders required from the applicable securities authorities to permit the issuance and first resale of the Taseko Shares to be issued pursuant to the Arrangement without the qualification with, or the approval of, or the filing of any document including any prospectus or similar document or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any governmental entity or regulatory authority under applicable securities laws or pursuant to the rules and regulations of any regulatory authority administering such laws, or the fulfilment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a “control person” of Taseko for purposes of Canadian provincial or territorial securities laws).

4.3               Covenants of GRT Ltd.

GRT Ltd., as agent and attorney on behalf of the Limited Partners, covenants and agrees to cooperate in:

(a)
the preparation of any application for the Interim Order and the Final Order and the preparation of the Circular and any other documents reasonably deemed by Taseko to be necessary to discharge their respective obligations under applicable laws in connection with the Arrangement and all other matters contemplated by this Agreement;

(b)	the taking of all such action as may be required under applicable laws in connection with the Arrangement and all other matters contemplated by this Agreement;

(c)
furnish all such information concerning it, the Limited Partners and Gibraltar LP as may be required in connection with the consummation of the Arrangement and ensure that no untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used; and

(d)
promptly notify Taseko if at any time it becomes aware that the Circular or an application for any order contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application. In any such event GRT Ltd. will cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, will cause the same to be distributed to their respective shareholders and/or filed with the relevant securities regulatory authorities.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES AND COVENANTS

5.1               Taseko’s Representations and Warranties.

Taseko represents and warrants to Gibraltar LP as follows:

(a)
Taseko is a company duly incorporated under the laws of British Columbia, is a reporting company, is traded on the TSX Venture Exchange and the Over-the-Counter Bulletin Board (OTCBB) of the NASD in the United States, and is a valid and subsisting company in good standing with the Office of the Registrar of Companies of British Columbia;

(b)	Taseko has the corporate power to own the properties owned by it and to carry on the its business and is duly qualified to carry on business in British Columbia;

(c)	this Agreement has been duly executed and delivered by Taseko and is a valid and binding obligation of Taseko enforceable in accordance with its terms;

(d)	Taseko is a resident of Canada, as defined in the Income Tax Act (Canada);

(e)
Taseko is a reporting issuer in good standing under the securities laws of the Provinces of British Columbia, Alberta and Ontario (the “Reporting Jurisdictions”) and no material change relating to Taseko has occurred with respect to which the requisite material change report has not been filed under any applicable securities laws in the Reporting Jurisdictions and no such disclosure has been made on a confidential basis;

(f)	Taseko has full corporate power and authority to issue Taseko Shares pursuant to this Agreement;

(g)
the Taseko Shares issued pursuant to this Agreement will be duly and validly authorized, allotted and issued as fully paid and non-assessable shares in the capital to Taseko and the Taseko Shares and will be free of all liens, charges and encumbrances;

(h)	the authorized capital of Taseko consists of an unlimited number of common shares, without nominal or par value, of which 62,430,850 common shares are issued and outstanding as at the date hereof;

(i)
except as has been disclosed in the Public Record, no person has any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, options, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of Taseko;

(j)
Taseko has full corporate power and authority to enter into this Agreement and to perform its obligations set out herein and this Agreement will be upon execution and delivery thereof, duly authorized, executed and delivered by Taseko and constitutes, or will constitute when executed and delivered, a legal, valid and binding obligation of Taseko enforceable in accordance with its respective terms;

(k)
Taseko is not in default or breach of, and the execution and delivery of this Agreement, and the performance of the transactions contemplated hereby will not result in a breach of, and do not create a state of facts which, after notice or lapse of time or both, will result in a breach of, and do not and will not conflict with, any of the terms, conditions or provisions of the constating documents or resolutions of Taseko or any material indenture, contract, agreement (written or oral), instrument, lease or other document to which Taseko is a party or by which Taseko is or will be contractually bound;

(l)
Taseko has prepared and filed all documents required to be filed by it with the British Columbia Securities Commission in connection with its status as a “reporting issuer” under the Securities Act (British Columbia) and other applicable legislation and with those other jurisdictions in Canada where it is a reporting issuer or the equivalent as required to be filed by it in connection with such status (collectively, the “Public Record”) and such documents, as of the date they were filed, complied in all material respects with applicable laws and did not fail to state a material fact required to be stated in order to make the statements contained therein not misleading in light of the circumstances in which they were made. No adverse material change (as defined in the Securities Act (British Columbia)) has occurred in relation to Taseko that is not disclosed in the Public Record and Taseko has not filed any confidential material change reports as part of the Public Record that continue to be confidential;

(m)
no consent, approval, order or authorization of, or registration, or declaration with, any applicable federal, provincial, governmental or other regulatory authority with jurisdiction over Taseko or Gibraltar is required to be obtained by Taseko or Gibraltar in connection with the execution and delivery of this Agreement or the consummation of the Put Option or the Call Option, and the issue of the Taseko Shares that may be issued upon the exercise of the Put Option or the Call Option except for those consents, orders, authorizations, declarations, registrations or approvals which have been obtained;

(n)
except as disclosed in the Public Record, no actions, suits, inquiries or proceedings are pending or, to the knowledge of Taseko, are contemplated or threatened to which Taseko is a party or to which the property of Taseko is subject that would result individually or in the aggregate in any material adverse change in the operations, business or condition (financial or otherwise) of Taseko;

(o)
the audited annual financial statements of Taseko as at and for the year ended September 30, 2002 and the consolidated unaudited financial statements for the period ended June 30, 2003 (collectively the “Financial Statements”) present fairly, in all material respects, the financial position of Taseko as at the dates set out therein and the results of its operations and the changes in its financial position for the periods then ended, in accordance with generally accepted Canadian accounting principles, consistently applied;

(p)
other than as disclosed in Taseko’s audited annual financial statements for the year ended September 30, 2002 and all of Taseko’s quarterly reports subsequent to September 30, 2002, Taseko has no outstanding debts, bonds, debentures, mortgages, notes or other evidence of indebtedness and there are no outstanding agreements of Taseko to create or issue any debts, bonds, debentures, mortgages, notes or other evidence of indebtedness, except as incurred in the ordinary course of business;

(q)
the unaudited quarterly reports of Taseko subsequent to September 30, 2002 were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and, subject to year-end adjustments, accurately and fairly present the financial condition and position and the revenue, earnings or losses, results of operations and changes in financial position of Taseko on a consolidated basis during the periods covered thereby;

(r)
except as disclosed in the Public Record, there has not been any material change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of Taseko, as set forth in the Financial Statements and there has not been any material adverse change in the business, operations or condition (financial or otherwise) or results of the operations of Taseko, since June 30, 2003 and since that date there have been no material facts, transactions, events or occurrences which could materially adversely affect the business of Taseko;

(s)
Taseko has conducted and is conducting its business in compliance with all (or except where such non-compliance would not have a material adverse effect) applicable laws, by-laws, rules and regulations of each jurisdiction in which its business is carried on and holds all licences, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable its business to be carried on as now conducted or as proposed to be conducted, and all such licences, registrations, permits, consents and qualifications are valid and subsisting and in good standing and Taseko has not received any notice of proceedings relating to the revocation or modification of any such license, registration, permit, consent or qualification which, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the conduct of the business, operations, condition (financial or otherwise) or income of Taseko;

(t)
no order ceasing or suspending trading in securities of Taseko or prohibiting the sale of securities by Taseko has been issued and no proceedings for this purpose have been instituted, are pending, contemplated or threatened;

(u)
the issued and outstanding Taseko Shares are listed and posted for trading on the TSX Venture Exchange and such exchange has approved the listing of the Taseko Shares that may be issued by Taseko upon the exercise of the Put Option or the Call Option;

	(v)	Computershare Trust Company of Canada has been duly appointed as the transfer agent and registrar for all of the outstanding Taseko Shares;

	(w)	except as disclosed in the Public Record, Taseko and its subsidiaries (and their respective businesses and operations):

(i)
are in compliance with any applicable environmental laws and environmental permits required of any government agency having environmental regulatory jurisdiction over Taseko and any of its subsidiaries; and

(ii) have obtained all environmental permits that are required to carry on their respective businesses and operations under all applicable and environmental laws,

where non-compliance with such laws or permits or failure to obtain those permits could reasonably be expected to be, individually or in the aggregate, materially adverse to the financial condition, results of operations or prospects of Taseko or any of its subsidiaries; and

(x)
Taseko has filed all documents that it is required to file under the continuous disclosure provisions of the applicable securities legislation, including annual and interim financial information and annual reports, press releases disclosing material changes and material change reports.

5.2	Covenants of Taseko

Taseko covenants and agrees with each of the Limited Partners:

(a)
to give notice of a special resolution to be passed at the next meeting of shareholders of Taseko to increase the number of Taseko Shares that Taseko is authorized to issue to 200,000,000 Taseko Shares, to solicit proxies in favour of such special resolution, and if such resolution is approved, to immediately file such special resolution and other required documents with the Registrar of Companies of British Columbia;

	(b)	to recommend that its shareholders pass a special resolution to increase its authorized capital by special resolution at the next meeting of its members or in any event prior to March 31, 2004;

	(c)	subject to obtaining approval by way of special resolution as detailed in Section 5.2(a), it will reserve and keep available a sufficient number of Taseko Shares for the purpose of enabling it to satisfy its obligations to issue Taseko Shares upon the exercise of the Call Option or the Put Option;

(d)
subject to obtaining approval by way of special resolution as detailed in Section 5.2(a), it will cause the Taseko Shares and the certificates representing the Taseko Shares from time to time subscribed and paid for pursuant to the exercise of the Call Option or the Put Option to be duly issued and delivered in accordance with the terms hereof;

(e)
all Taseko Shares which will be issued upon exercise of the Call Option or the Put Option herein provided for and the transfer of the Units to Taseko will be duly allotted and issued as fully paid and non-assessable shares in the capital of Taseko;

(f)	it will use its best efforts to maintain its corporate existence;

(g)	it will deliver to the Limited Partners copies of all financial statements and other information and material furnished to the holders of the Taseko Shares after the date of this Agreement;

(h)
it will not close its transfer books or take any other action which might deprive the Limited Partners of the opportunity of exercising their right to acquire Taseko Shares upon the exercise of the Call Option or the Put Option;

(i)	it will use all reasonable commercial efforts to maintain the listing of its Taseko Shares on the TSX Venture Exchange or such other stock exchange as is approved by the Limited Partners;

(j)
it will prepare and file, in a timely manner and before the time required under applicable law, all such reports, statements, and other material as may be required for it to maintain its status as a “reporting issuer” with the securities regulatory authorities with whom it is now a reporting issuer; and

(k)
in the event that Taseko exercises the Call Option or GRT Ltd., as agent for the Limited Partners, exercises the Put Option and the payment for the Units is to be made by the issuance of Taseko Shares pursuant to Sections 2.4(b) or 3.4(b) respectively, to prepare and file a joint election (the "Election") pursuant to section 85(1) of the Income Tax Act (Canada) with respect to the exchange of the Units for Taseko Shares with each Limited Partner on the following terms and conditions:

(i) the Limited Partner provides to Taseko written notice stating its intention to file an Election within 10 Business Days of the Call Option Notice or Put Option Notice, as the case may be;

(ii) the Limited Partner provides to Taseko all of the information and documentation required to effect the Election, including executed copies of the prescribed forms within the period set out in the letter sent out by Taseko to the Limited Partner with respect to the Election; and

(iii)
the agreed amount with respect to the Election will be determined by each Limited Partner, in his, her or its absolute discretion, subject to the limits imposed by subsection 85(1) of the Income Tax Act (Canada).

5.3                Limited Partners Representations and Warranties.

GRT Ltd. represents and warrants, on behalf of each of the Limited Partners, that as at the date of the closing of the acquisition of his or her Units pursuant to an exercise of the Call Option or the Put Option, each Limited Partner:

(a)	owns his or her Units free and clear of any encumbrance; and

(b)	is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

ARTICLE 6

GENERAL

6.1               Survival of Representations.

The representations, warranties, covenants and agreements of the parties contained in this Agreement and any document or certificate given under this Agreement will survive the closing of the transactions contemplated by this Agreement and remain in full force and effect.

6.2               Notices.

In this Agreement:

(a)
any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post in Canada, to the address or facsimile transmission number of each party set out below:

	(i)	if to Taseko: Suite 1020 – 800 West Pender Street Vancouver, B.C. V6C 2V6 Telephone: 604.684.6365 Fax: 604.684.8092 Attention: President

(ii)

if to the Limited Partners:

c/o Gibraltar Reclamation Trust Limited
Suite 920 – 800 West Pender Street
Vancouver, B.C. V6C 2V6
Telephone:      604.684.6365
Fax:                   604.681.2741

Attention: President of Gibraltar Reclamation Trust Limited

or to such other address or facsimile transmission number as any party may designate in the manner set out above;

(b)	notice or communication will be considered to have been received:

(i)
if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day;

(ii)
if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day; and

(iii)
if mailed by prepaid registered post in Canada, upon the fifth Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

6.3               Time of Essence.

Time will be of the essence in this Agreement.

6.4               Further Assurances.

Each of the parties will execute and deliver such further documents and instruments and do such acts and things as may be reasonably required by another party to carry out the intent and meaning of this Agreement.

6.5               Benefit and Binding Nature of the Agreement.

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

6.6               Waivers.

The failure of a party to insist upon the strict performance of any term of this Agreement, or to exercise any right, or remedy contained in this Agreement, will not be construed as a waiver or a relinquishment by that party for the future of that term, right, or remedy.

6.7               Assignment.

Neither party may assign this Agreement without the prior consent of the other party.

6.8               Entire Agreement.

This Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no agreements collateral to this Agreement other than as expressly set out or referred to in this Agreement

.6.9               Amendment.

This Agreement may be amended or supplemented only by a written agreement signed by each party and that agreement need not be executed under seal.

6.10              Counterparts.

This Agreement may be signed by original or by facsimile and executed in any number of counterparts, and each executed counterpart will be considered to be an original. All executed counterparts taken together will constitute one agreement.

TO EVIDENCE THEIR AGREEMENT each of the parties have executed this Agreement on the date appearing below.

THE LIMITED PARTNERS OF THE
GIBRALTAR RECLAMATION TRUST
LIMITED PARTNERSHIP, By their duly
authorized agent and attorney, Gibraltar
Reclamation Trust Limited

By:

TASEKO MINES LIMITED

By: